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                               UTILX CORPORATION

          AMENDED AND RESTATED 1994 OPTION AND RESTRICTED STOCK PLAN

1.   DEFINITIONS

The following terms have the corresponding meanings for purposes of the Plan:

"Change of Control" means

     (a) a "Board Change." For purposes of the Plan, a Board Change shall have occurred if a majority of the seats (other than vacant seats) on the Corporation's Board of Directors (the "Board") were to be occupied by individuals who were neither (i) nominated by a majority of the Incumbent Directors nor (ii) appointed by directors so nominated. An "Incumbent Director" is a member of the Board who has been either (A) nominated by a majority of the directors of the Corporation then in office or (B) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 20% or more of either (A) the then outstanding shares of Common Stock (the "Outstanding Corporation Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"), in the case of either (A) or
(B) of this clause (i), which acquisition is not approved in advance by a majority of the Incumbent Directors or (ii) 33% or more of either (A) the Outstanding Corporation Common Stock or (B) the Outstanding Corporation Voting Securities, in the case of either (A) or (B) of this clause (ii), which acquisition is approved in advance by a majority of the Incumbent Directors; provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Corporation, (y) any acquisition by any employee benefit plan (or related trust) sponsored by or maintained by the Corporation or any corporation controlled by the Corporation, or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and
(iii) of the following subsection (c) are satisfied; or

     (c) approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may be) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least


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a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were Incumbent Directors at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

     (d) approval by the stockholders of the Corporation of (i) a complete liquidation or dissolution of the Corporation or (ii) the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation, with respect to which immediately following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding the Corporation and any employee benefit plan (or related trust) of the Corporation or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may be, beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and
(C) at least a majority of the members of the board of directors of such corporation were approved by a majority of the Incumbent Directors at the time of the execution of the initial agreement of action of the Board providing for such sale or other disposition of assets of the Corporation.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Committee" means the Committee or Committees provided for in Section 4, which shall administer the Plan.

"Common Stock" means common stock, par value $0.01 per share, of the Corporation.

"Corporation" means UTILX Corporation, a Delaware corporation.

"Designated Beneficiary" means any person designated in writing by a Participant as a legal recipient of payments due under an award in the event of the Participant's death or, in the absence of such designation, the Participant's estate. Such designation must be on file with the Corporation in order to be effective but, unless the Participant has made an irrevocable designation, may be changed from time to time by the Participant.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" of the Common Stock as of any trading day means the closing price of the Common Stock as reported on such trading day by the Nasdaq National Market. If no closing sales price is reported for the Common Stock on such trading day, then "Fair Market Value" shall mean the highest bid price reported for the Common Stock on such trading day by the National Quotation Bureau Incorporated or any similar nationally recognized organization. The Committee, at its sole discretion, shall make all determinations required by this definition.

"Incentive Stock Option" means an incentive stock option as defined in
Section 422 of the Code.

"Maximum Annual Participant Grant" means the maximum number of shares with respect to which an option or options may be granted to any optionee Participant in any one fiscal year of the Corporation.


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"Nonqualified Stock Option" means an Option that does not qualify as an
Incentive Stock Option.

"Officer" means a duly elected officer of the Corporation as defined in the Corporation's By-Laws. "Option" means an option to purchase shares of Common Stock granted pursuant to the Plan, whether an Incentive Stock Option or a Nonqualified Stock Option.

"Participant" means an employee or Officer who has received an award under the Plan. "Plan" means this UTILX Corporation 1994 Option and Restricted Stock Plan.

"Related Corporation" (other than a parent corporation) means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, if stock possessing 50% or more of the total combined voting power of all classes of stock of each of the corporations other than the Corporation is owned by one of the other corporations in such chain. When referring to a parent corporation, the term "Related Corporation" means any corporation in an unbroken chain of corporations ending with the Corporation if, at the time of the granting of the Option or Restricted Stock, each of the corporations other than the Corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

"Restricted Period" shall have the meaning set forth in Section 7(c).

"Restricted Stock" means the shares of Common Stock referred to in Section 7.

"Retirement" means the termination of the services of a Participant because of normal retirement or early retirement as may be approved by the Committee.

"Rule 16b-3" means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

"Withholding Tax" means any tax, including any federal, state or local income tax or payroll tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to the transfer of shares of Common Stock as a result of the exercise of a Nonqualified Stock Option (as defined in Section 6(a)) or the award or vesting of Restricted Stock or stock grants.

2.   STOCK SUBJECT TO THE PLAN

On April 21, 1994, the effective date of the Plan, 600,000 shares of Common Stock were reserved for issuance upon the exercise of Options and for issuance of Restricted Stock awards under the Plan. On April 1, 1997 and on April 1 of each year thereafter until April 1, 2001, the number of shares of Common Stock that are available for issuance under the Plan shall be increased by an amount of 3.4% of the outstanding common shares on that date. Any unused portion of the available shares in any fiscal year, including those available as of April 1, 1997, are carried forward and available for grants and options in succeeding fiscal years. Shares issued upon the exercise of Options and for issuance of Restricted Stock may be authorized and unissued shares of Common Stock or previously outstanding shares of Common Stock then held in the Corporation's treasury. The maximum number of incentive stock options issuable under the 1994 Plan after May 30, 1997 is 900,000. The issuance of restricted shares is limited to 50,000 in any one fiscal year. If any Option granted under the Plan shall expire or terminate for any reason (including, without limitation, by reason of its cancellation, in whole or in part, pursuant to the provisions of Section 6(c) or otherwise, or the substitution in place thereof of a new option) without having been exercised in full, the shares subject thereto shall again be available for the purposes of issuance under the Plan. If shares of Restricted Stock shall be forfeited and returned to the Corporation pursuant to the provisions of
Section 7, such shares shall again be available for the purposes of issuance under the Plan to the extent permitted by Rule 16b-3.

3.   ADMINISTRATION


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The Plan shall be administered by the Committee.  Subject to the express provisions of the Plan, the Committee shall have plenary authority, at its discretion, to determine the individuals to whom, and the time or times at which, Restricted Stock shall be awarded and Options shall be granted (including, without limitation, whether such Options shall be Incentive Stock Options or Nonqualified Stock Options or a combination thereof) and the number of shares to be covered by each such award or grant. In making such determinations, the Committee may take into account the nature of the services rendered by the respective Participants, their present and potential contributions to the Corporation's success and such other factors as the Committee, at its discretion, may deem relevant. Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of Restricted Stock and option agreements (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan.
The Committee's determinations of the matters referred to in this Section 3 shall be conclusive. It is the intention of the Corporation that the Plan and the administration hereof comply in all respects with Rule 16b-3, and the rules and regulations promulgated thereunder, and if any Plan provision is later found not to be in compliance with Rule 16b-3, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board, at its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to persons who are subject to Section 16 of the Exchange Act without so limiting or conditioning the Plan with respect to other persons.

4.   THE COMMITTEE

The Board shall designate a Committee (or Committees) of members of the Board. With respect to Options granted and Restricted Stock awarded to officers and directors who are subject to Section 16 under the Exchange Act, the Committee (or Committees) shall meet the requirements of Rule 16b-3.

The Committee shall be appointed by the Board, which may from time to time appoint members of the Committee in substitution for members previously appointed and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

5.   ELIGIBILITY

The Committee may award Restricted Stock and grant Options to employees or Officers of the Corporation or a Related Corporation. The award of Incentive Stock Options by the Committee is limited to employees of the Corporation and any Related Corporation. Any person eligible under the Plan may receive one or more grants of Options or one or more awards of Restricted Stock, or any combination thereof, as the Committee shall from time to time determine, and such determinations may be different as to different Participants and may vary as to different awards and grants.

6.   OPTION GRANTS

(a) The Committee is authorized under the Plan, at its discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options and the Options shall be designated as Incentive Stock Options or Nonqualified Stock Options in the applicable option agreement. The Maximum Annual Participant Grant shall be 100,000 shares, subject to adjustment as provided in Section
12. The purchase price of the Common Stock under each Option granted under the Plan shall be determined by the Committee, but


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shall be not less than 100% of the Fair Market Value of the Common Stock at the time such Option is granted.

(b) The Committee shall be authorized, at its discretion, to prescribe in the Option grant the installments, if any, in which an Option granted under the Plan shall become exercisable, provided that no Option shall be exercisable prior to the first anniversary of the date of grant thereof except as provided in Sections 6(c), (d), (g), (h) and (j) or except as the Committee otherwise determines. In no case may an Option be exercised for less than 10 shares at any one time (or the remaining shares covered by the Option if less than 10) during the term of the Option. The Committee shall also be authorized to establish the manner of the exercise of an Option. The term of each Option shall be not more than 10 years from the date of grant thereof.

In general, upon exercise, the Option price is to be paid in full in cash; however, the Committee can determine at the time the Option is granted for Incentive Stock Options or at any time prior to exercise for Nonqualified Stock Options, that additional forms of payment will be permitted. To the extent permitted by the Committee and applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an Option may be exercised (i) in Common Stock owned by the Option holder having a Fair Market Value on the date of exercise equal to the aggregate Option price or in a combination of cash and stock; provided, however, that payment in stock shall not be made unless such stock shall have been owned by the Option holder for a period of at least six months prior thereto; or (ii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker designated by the Corporation, all in accordance with the regulations of the Federal Reserve Board, to deliver promptly to the Corporation the amount of sale or loan proceeds to pay the exercise price and any Withholding Tax obligations that may arise in connection with the exercise. As a condition to the exercise of an Option, the Option holder shall make such arrangements as the Committee may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise.

(c) In the event that a Participant's services for the Corporation or a Related Corporation shall cease and the termination of such individual's service is for cause, the Options shall automatically terminate upon first notification to the Option holder of such termination of services, unless the Committee determines otherwise, and such Option shall automatically terminate upon the date of such termination of services for all shares which were not purchasable upon such date. For purposes of this Section 6(c), "cause" is defined as a determination by the Committee that the Option holder has (i) committed a felony, (ii) engaged in an act or acts of deliberate and intentional dishonesty resulting or intended to result directly or indirectly in improper material gain to or personal enrichment of the individual at the Corporation's expense, or (iii) willfully disobeyed the Corporation's appropriate rules, instructions or orders, and such willful disobedience has continued for a period of 10 days following notice thereof from the Corporation.

In the event of the termination of the services of an Option holder because of Retirement or disability, the Option holder may (unless such Option shall have been previously terminated pursuant to the provisions of the preceding paragraph or unless otherwise provided in his or her Option grant) exercise such Option at any time prior to 24 months from the date of such termination,
(i) in the event of disability or Retirement, to the extent of the number of shares covered by such Option, whether or not such shares had become purchasable by the Option holder at the date of the termination of his or her services and (ii) in the event of early retirement not approved by the Committee, to the extent of the number of shares covered by such Option at such time or times within 24 months from the date of such termination as such Option becomes purchasable by the Option holder in accordance with its terms.

In the event of the death of an individual to whom an Option has been granted under the Plan, while that individual is performing services for the Corporation or a Related Corporation, the Option theretofore granted to that individual (unless such Option shall have been previously terminated pursuant to the provisions of this Section 6(c) or unless otherwise provided in the Option grant) may, subject to the limitations described in Section 6(f), be exercised by that individual's Designated Beneficiary, by the


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legatee or legatees of the Option under that individual's last will, or by the individual's personal representatives or distributees, at any time within a period of 24 months after the individual's death, but not after the expiration of the Option, to the extent of the remaining shares covered by the Option whether or not such shares had become purchasable by such an individual at the date of his or her death. In the event of the death of an individual (i) during the 24-month period following termination of his or her services or (ii) following termination of his or her services by reason of Retirement or disability, then the Option (if not previously terminated pursuant to the provisions of this Section 6(c) may be exercised during the remainder of such 24-month period or during the remaining term of the Option, respectively, by the individual's Designated Beneficiary, by the legatee or legatees under his or her last will, or by the individual's personal representative or distributee, but only to the extent of the number of shares purchasable by such individual pursuant to the provisions of Section 6(d) at the date of termination of his or her services.

In the event of the termination of the services of an Option holder, other than by reason of Retirement, disability or death, the holder may (unless his or her Option shall have been previously terminated pursuant to the provisions of this Section 6(c) or unless otherwise provided in his or her Option grant) exercise such Option at any time within three months after such termination, but not after the expiration of the Option, to the extent of the number of shares covered by such Option that were purchasable by him or her at the date of the termination of his or her services, and such Option shall automatically terminate upon the date of such termination of services for all shares that were not purchasable upon such date.

Although an Option may be exercised after Retirement, disability, death or other termination under Section 422 of the Code, if the Option has been designated as an Incentive Stock Option, it must be exercised within three months after the date of Retirement or other termination or one year after the termination of employment due to disability in order to qualify for Incentive Stock Option tax treatment.

(d) Notwithstanding the foregoing provisions, the Committee may determine, at its sole discretion, in the case of any termination of services, that the holder of an Option may exercise such Option to the extent of some or all of the remaining shares covered thereby whether or not such shares had become purchasable by such an individual at the date of the termination of his or her services and may exercise such Option at any time prior to the expiration of the original term of the Option, except that such extension shall not cause any Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option without the consent of the Option holder. Options granted under the Plan shall not be affected by any change of relationship with the Corporation so long as the holder continues to be an employee or Officer of the Corporation or of a Related Corporation; however, a change in a participant's status from an employee to a nonemployee Officer shall result in the termination of an outstanding Incentive Stock Option held by such participant in accordance with Section 6(c). The Committee, at its absolute discretion, may determine all questions of whether particular leaves of absence constitute a termination of services; provided, however, that with respect to Incentive Stock Options, such determination shall be subject to any requirements contained in the Code. Nothing in the Plan or in any Option granted pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Corporation or any other person or interfere in any way with the right of the Corporation or any other person to terminate his or her employment or other services at any time.

(e) The date of grant of an Option pursuant to the Plan shall be the date specified by the Committee at the time it grants such Option, provided that such date shall not be prior to the date of such action by the Committee and that the price shall be determined in accordance with Section 6(a) on such date. The Committee shall promptly notify a grantee of an award and a written Option grant shall promptly be duly executed and delivered by or on behalf of the Corporation.

(f) In the event an Option holder is granted Incentive Stock Options that in the aggregate entitle the Option holder to purchase, in the first year such Options become exercisable (whether under their original terms or as a result of the occurrence of an Acceleration Event, as defined below), Common Stock of the Corporation or a Related Corporation having a Fair Market Value (determined as of the time such Options


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are granted) in excess of $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. Such limitation shall not apply if the Internal Revenue Service publicly rules, issues a private ruling to the Corporation, any Option holder of the Corporation or any legatee, personal representative or distributee of an Option holder or states in proposed, temporary or final regulations that provisions which allow the full exercise of an Option holder's Incentive Stock Options upon the occurrence of the relevant Acceleration Event do not violate Section 422(d) of the Code.
An "Acceleration Event" means (i) a determination of the Committee to allow an Option holder to exercise his or her Options in full upon termination of his or her employment or other service as provided in Section 6(c) or (d),
(ii) the death of an Option holder while he or she is employed by the Corporation or a Related Corporation, (iii) any Change of Control, or (iv) the Option holder's termination of employment or other service under circumstances that will allow him or her to exercise Options not otherwise exercisable pursuant to Section 6(j).

(g) Notwithstanding any contrary waiting period, installment period or other limitation or restriction in any Option agreement or in the Plan, in the event of a Change of Control, each Option outstanding under the Plan shall thereupon become exercisable at any time during the remaining term of the Option, but not after the term of the Option, to the extent of the number of shares covered by the Option, whether or not such shares had become purchasable by the Option holder thereunder immediately prior to such Change of Control, subject, however, to the limitations described in Section 6(f), by the Option holder.

(h) Anything in the Plan to the contrary notwithstanding, upon a Change of Control an Option holder (other than an Option holder who initiated a Change of Control in a capacity other than as an officer or a director of the Corporation) who is an officer or a director of the Corporation (within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) with respect to an Option that was granted at least six months prior to the date of exercise pursuant to this sentence shall, unless the Committee shall determine otherwise at the time of grant, surrender the Option to the Corporation and receive in cash an amount equal to the amount by which the fair market value of the Option on the date of exercise (determined as provided in Section 6(i)) shall exceed the purchase price per share under the Option multiplied by the number of shares of Common Stock granted under the Option as to which the Option shall have been exercised.

Any other Option holder who is not an officer or director of the Corporation (within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) with respect to an Option shall, unless the Committee shall determine otherwise at the time of grant, have the right, in lieu of payment of the full purchase price of the shares of Common Stock being purchased under the Option and by giving written notice to the Corporation, to elect (within such 90-day period from and after a Change of Control) to surrender all or part of the Option to the Corporation and to receive in cash an amount equal to the amount by which the fair market value of the Option on the date of exercise (determined as provided in Section 6(i)) shall exceed the purchase price per share under the Option multiplied by the number of shares of Common Stock granted under the Option as to which the right granted by this sentence shall have been exercised. Such written notice shall specify the Option holder's election to purchase shares of Common Stock granted under the Option or to receive the cash payment referred to in the immediately preceding sentence.

Notwithstanding the foregoing, this Section 6(h) shall be operative only in the event of a Change of Control in which the consideration to be paid does not consist solely of equity securities registered under Section 12 of the Exchange Act.

(i) For the purpose of determining the amount payable pursuant to Section 6(h), the "fair market value of the Option" will be equal to the higher of
(x) the highest Fair Market Value of the Common Stock on any trading day during the 90-calendar-day period ending on the date of exercise and (y) whichever of the following is applicable:


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          (i)    the highest per share price paid in any tender or exchange offer that is in effect at any time during the 90 calendar days preceding the exercise of the limited right;

          (ii) the fixed or formula price for the acquisition of shares of Common Stock in a merger or similar agreement approved by the Corporation's stockholders or the Board, if such price is determinable on the date of exercise; or

          (iii) the highest price per share paid to any stockholder of the Corporation in a transaction or group of transactions giving rise to the exercisability of the Option. In no event, however, may the holder of an Incentive Stock Option receive an amount in excess of the maximum amount that will enable the Option to continue to qualify as an Incentive Stock Option without the consent of the Participant.

(j) Notwithstanding the foregoing provisions, the Option holder's employment or other contract with the Corporation may provide that upon termination of his or her employment or other services for other than cause or for "good reason" (as defined in his or her contract), all Options shall become immediately exercisable.

7.   RESTRICTED STOCK AWARDS

(a) Subsequent to April 1, 1997, the number of shares available for issuance as Restricted Stock Awards is limited to 50,000 in any one fiscal year.

(b) The consideration to be received for shares of Restricted Stock issued hereunder out of authorized but unissued shares or out of treasury shares shall be equal to cash in an amount equal to the par value thereof and past services for the Corporation. The recipient of Restricted Stock shall be recorded as a stockholder of the Corporation, at which time the Corporation, at its discretion, may either issue a Restricted Stock certificate or make a book entry credit in the Corporation's stock ledger to evidence the award of such Restricted Stock, and the Participant shall have, subject to the provisions hereof, all the rights of a stockholder with respect to such shares and receive all dividends or other distributions made or paid with respect to such shares; provided, that the shares themselves, and any new, additional or different shares or securities that the recipient may be entitled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of the Corporation, shall be subject to the restrictions hereinafter described.

(c) Except for 35,000 shares of Restricted Stock granted on or prior to April 21, 1994, during a period of years following the date of grant, as determined by the Committee, which period shall in no event be less than 12 months (the "Restricted Period"), the Restricted Stock or any rights thereto may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of by the recipient, except in the event of the recipient's death or the transfer of the Restricted Stock or any rights thereto to the Corporation under the provisions of the next succeeding paragraph. In the event of the death or Retirement of the recipient during the Restricted Period, such restrictions shall immediately lapse, and the recipient or, in the case of the recipient's death, his or her Designated Beneficiary, the legatee under his or her last will or his or her personal representative or distributee shall be free to transfer, encumber or otherwise dispose of the Restricted Stock; provided, however, in the event of the early retirement of the recipient not approved by the Committee during the Restricted Period, such restrictions shall continue until they lapse in accordance with the terms of the grant.

Except as provided in Section 7(d), in the event that, during the Restricted Period, the service of the recipient by the Corporation or a Related Corporation is terminated for any reason (including termination with or without cause by the Corporation or a Related Corporation or resignation by the recipient), other than termination of service due to the Retirement or death of the recipient, then the shares of Restricted Stock held by him or her shall be forfeited to the Corporation and the recipient shall immediately transfer and return to the Corporation the certificates, if any have been issued to him or her, representing all the


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

Restricted Stock and the recipient's rights as a stockholder with respect to the Restricted Stock shall cease, effective with such termination of service. Notwithstanding the foregoing, the recipient's service contract with the Corporation may provide that upon termination of his or her service for other than cause or for good reason, all Restricted Stock shall cease to be subject to such restrictions.

A recipient's rights to Restricted Stock may not be assigned or transferred except upon death by will, descent or distribution. In the event of an attempt by the recipient to sell, exchange, transfer, pledge or otherwise dispose of shares of Restricted Stock in violation of the provisions hereof, such shares shall be forfeited to the Corporation.

(d) Notwithstanding the Restricted Period contained in the grant of Restricted Stock, in the event of a Change of Control in which the consideration to be paid does not consist solely of equity securities registered under Section 12 of the Exchange Act, all restrictions on shares of Restricted Stock shall immediately lapse and such Restricted Shares shall become immediately transferable and nonforfeitable.

(e) Notwithstanding anything contained in the Plan to the contrary, the Committee may determine, at its sole discretion, in the case of any termination of a recipient's service, that the restrictions on some or all of the shares of Restricted Stock awarded to a recipient shall immediately lapse and such Restricted Shares shall become immediately transferable and nonforfeitable.

8.   WITHHOLDING TAXES

In connection with the transfer of shares of Common Stock as a result of the exercise of a Nonqualified Stock Option or the award of Restricted Stock or stock grants, the Corporation (a) shall not issue a certificate for such shares until it has received payment from the Participant of any Withholding Tax in cash or by the retention by the Corporation or acceptance by the Corporation upon delivery thereof by the Participant of shares of Common Stock sufficient in Fair Market Value to cover the amount of such Withholding Tax and (b) shall have the right to retain or sell without notice, or to demand surrender of, shares of Common Stock in value sufficient to cover any Withholding Tax. The Corporation shall have the right to withhold from any cash amounts due from the Corporation to the award recipient pursuant to the Plan an amount equal to the Withholding Tax. In either case, the Corporation shall make payment (or reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such Withholding Tax, remitting any balance to the Participant. For purposes of this Section 8, the value of shares of Common Stock so retained or surrendered shall be equal to the Fair Market Value of such shares on the date that the amount of the Withholding Tax is to be determined (the "Tax Date"), and the value of shares of Common Stock so sold shall be the actual net sale price per share (after deduction of commissions) received by the Corporation.

Notwithstanding the foregoing, the Participant may elect, subject to approval by the Committee, to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Corporation with funds sufficient to enable the Corporation to pay such Withholding Tax or by having the Corporation retain or accept upon delivery thereof by the Participant shares of Common Stock sufficient in Fair Market Value to cover the amount of such Withholding Tax. Each election by a Participant to have shares retained or to deliver shares for this purpose must be in writing and made on or prior to the Tax Date.

9.   TRANSFERABILITY AND OWNERSHIP RIGHTS OF OPTIONS

Options granted under the Plan may be exercised during a Participant's lifetime only by the Participant and options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) except to the extent permitted by the Committee and by Rule 16b-3 and Section 422 of the Code.

10.  HOLDING PERIODS


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

(a) If an individual subject to Section 16 of the Exchange Act sells shares of Common Stock obtained upon the exercise of an Option within six months after the date the Option was granted, such sale may result in short-swing profit recovery under Section 16(b) of the Exchange Act.

(b) In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, an Option holder must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the date of grant of the Option and one year from the date of exercise. An Option holder may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Committee may require an Option holder to give the Corporation prompt notice of any disposition in advance of the required holding period of shares of Common Stock acquired by exercise of an Incentive Stock Option. Tax advice should be obtained when exercising any Option and prior to the disposition of the shares issued upon the exercise of any Option.


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

11.  RULE 16B-3 COMPLIANCE AND BIFURCATION OF PLAN

It is the intention of the Corporation that, if any of the Corporation's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with Rule 16b-3 under the Exchange Act and, if any Plan provision is later found not to be in compliance with such section, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board, at its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are Officers and Directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

12.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

Except as otherwise provided in Section 6(g) and (h), in the event of any changes in the outstanding stock of the Corporation by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to stockholders other than cash dividends, the Committee shall make such adjustments, if any, in light of the change or distribution as the Committee, at its sole discretion, shall determine to be appropriate in the number and class of shares or rights subject to Options and the exercise prices of the Options covered thereby. In the event of any such change in the outstanding Common Stock of the Corporation, the aggregate number and class of shares available under the Plan, the Maximum Annual Participant Grant set forth in
Section 6, the maximum number of shares as to which Options may be granted and the maximum number of shares of Restricted Stock that may be awarded shall be appropriately adjusted by the Committee.

13.  AMENDMENT AND TERMINATION

Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no awards of Restricted Stock or Options shall be made after, April 21, 2004; provided, however, that such termination shall have no effect on awards of Restricted Stock or Options made prior thereto. The Plan may be terminated, modified or amended by the stockholders of the Corporation. The Board may also terminate the Plan, or modify or amend the Plan in such respects as it shall deem advisable in order to conform to any change in any law or regulation applicable thereto, or in other respects; however, to the extent required for compliance with Rule 16b-3, Section 422 of the Code or other applicable law or regulation, stockholder approval will be required for any amendment that will (a) materially increase the total number of shares as to which Options may be granted or that may be issued as Restricted Stock, (b) materially change the class of persons eligible to receive awards of Restricted Stock and grants of Options, (c) materially increase the benefits accruing to participants under the Plan, or (d) otherwise require stockholder approval under any applicable law or regulation. The amendment or termination of the Plan shall not, without the consent of the recipient of any award under the Plan, alter or impair any rights or obligations under any award theretofore granted under the Plan.

14.  INDEMNIFICATION

In addition to all other rights of indemnification they may have as Directors of the Corporation or as members of the Committee, members of the Board and the Committee shall be indemnified by the Corporation for all reasonable expenses and liabilities of any type and nature, including attorneys' fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, any Option granted, Restricted Stock or stock grants awarded hereunder and against all amounts paid by them in settlement thereof (if such settlement is approved by independent legal counsel selected by the Corporation); provided, however, that if such member or members are adjudged liable for willful misconduct, the indemnification provisions of this Section 14 shall not apply to expenses that relate to matters involving such willful misconduct. This indemnification shall apply only if such member or members notify the Corporation of such action, suit or proceeding in writing, within


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

14 days after institution of any such action, suit or proceeding, so that the Corporation may have the opportunity to make appropriate arrangements to prosecute or defend any such action.

5.   EFFECTIVENESS OF THE PLAN

The Plan shall become effective on April 21, 1994. The Committee may at its discretion authorize the awarding of Restricted Stock and the granting of Options, the issuance or exercise of which, respectively, shall be expressly subject to the conditions that (a) the shares of Common Stock reserved for issuance under the Plan shall have been duly listed, upon official notice of issuance, upon each stock exchange in the United States upon which the Common Stock is traded and (b) a registration statement under the Securities Act of 1933, as amended, with respect to such shares shall have become effective.


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